Issuer Free Writing Prospectus Dated May 31, 2007
(Supplementing Preliminary Prospectus Dated May 18, 2007)
Filed Pursuant to Rule 433
Registration Statement No. 333-142004

5,000,000 Shares

Einstein Noah Restaurant Group, Inc.

COMMON STOCK

Statement Regarding Free Writing Prospectus
     The following summarizes certain disclosures that update the disclosures in the preliminary prospectus dated May 18, 2007. References to “Einstein Noah,” “we,” “us” and “our” are used in the manner described in the preliminary prospectus dated May 18, 2007.
Comparable Store Sales for Company-Owned Restaurants
     The paragraph under “Summary—Recent Developments—Comparable Store Sales for Company-Owned Restaurants” on page 4 of the preliminary prospectus is updated by adding the following sentence to the end of the paragraph:
In May 2007, our comparable store sales for company-owned restaurants increased 5.8% compared to May 2006.
     The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You can access the preliminary prospectus directly by clicking on http://www.sec.gov/Archives/edgar/data/949373/000095013407011913/d45255a1sv1za.htm.
     Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from:

Morgan Stanley	Cowen and Company, LLC
Prospectus Department	c/o ADP, Prospectus Department
180 Varick Street 2/F	1155 Long Island Avenue
New York, NY 10014	Edgewood, NY 11717
Telephone: 1-866-718-1649	Telephone: 631-254-7106
Email: prospectus@morganstanley.com
Piper Jaffray & Co.
Prospectus Department
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
Telephone: 1-877-371-5212

Joint Book-Running Managers

MORGAN STANLEY	COWEN AND COMPANY

PIPER JAFFRAY